Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Davis Series, Inc.:
We consent to the use of our report dated February 23, 2010, incorporated by reference in this Registration Statement of Davis Series, Inc. (consisting of Davis Opportunity Fund, Davis Financial Fund, Davis Real Estate Fund, Davis Appreciation and Income Fund, Davis Government Bond Fund, and Davis Government Money Market Fund) and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.
KPMG LLP
Denver, Colorado
April 29, 2010